                                                                     EXHIBIT 12
                                                                     ----------

                               NBD BANCORP, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                                                                                 SIX MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31                            JUNE 30
                                                  ----------------------------------------------------------  ----------------------
                                                     1994        1993        1992        1991        1990        1995        1994
                                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
EARNINGS:
Income before income taxes, extraordinary item
 and cumulative effect of accounting change.....  $  814,032  $  701,976  $  472,380  $  483,822  $  447,868  $  430,485    $381,679
 Add:  Fixed charges excluding
  interest on deposits..........................     431,933     250,989     238,818     262,722     360,419     330,225     167,284
                                                  ----------  ----------  ----------  ----------  ----------  ----------    --------
Earnings available for fixed charges excluding
 interest on deposits...........................   1,245,965     952,965     711,198     746,544     808,287     760,710     548,963
 Add:  Interest on deposits.....................     873,190     827,875   1,108,714   1,551,287   1,728,399     604,061     390,829
                                                  ----------  ----------  ----------  ----------  ----------  ----------    --------
Earnings available for fixed charges including
 interest on deposits...........................  $2,119,155  $1,780,840  $1,819,912  $2,297,831  $2,536,686  $1,364,771    $939,792
                                                  ==========  ==========  ==========  ==========  ==========  ==========    ========

FIXED CHARGES:
 Interest expense excluding
  interest on deposits..........................  $  417,436  $  236,838  $  225,312  $  249,472  $  349,524  $  322,707    $160,080
 Estimated interest factor of rentals (1).......      14,497      14,151      13,506      13,250      10,895       7,518       7,204
                                                  ----------  ----------  ----------  ----------  ----------  ----------    --------
Fixed charges excluding interest on deposits....     431,933     250,989     238,818     262,722     360,419     330,225     167,284
 Add:  Interest on deposits.....................     873,190     827,875   1,108,714   1,551,287   1,728,399     604,061     390,829
                                                  ----------  ----------  ----------  ----------  ----------  ----------    --------
Fixed charges including interest on deposits....  $1,305,123  $1,078,864  $1,347,532  $1,814,009  $2,088,818  $  934,286    $558,113
                                                  ==========  ==========  ==========  ==========  ==========  ==========    ========

RATIO OF EARNINGS TO FIXED CHARGES:
 Excluding interest on deposits.................      2.88 x      3.80 x      2.98 x      2.84 x      2.24 x      2.30 x      3.28 x
 Including interest on deposits.................      1.62 x      1.65 x      1.35 x      1.21 x      1.21 x      1.46 x      1.68 x
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(1)  Calculated at one third of rental expense